Exhibit 99 (d)

Simmons First National Corporation
P. O. Box 7009
Pine Bluff, Arkansas 71611


Gentlemen:

         I may presently be considered to be an "affiliate", as defined in paragraph (a) of Rule 144 of the Rules and Regulations of the Securities and Exchange commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), of American Bancshares of Arkansas, Inc., Charleston, Arkansas, a bank holding company ("ABA"). Pursuant to the merger (the "Merger") of ABA with and into Simmons First National Corporation ("Simmons"), I will acquire ________ shares of the common stock, par value $1 per share ("Common Stock"), of Simmons. I represent and warrant that I will not make any sale, transfer or other disposition of the Shares in violation of the Act or the General Rules and Regulations promulgated thereunder by the SEC.

         I have been advised that the Shares issued to me pursuant to the Merger have been registered under the Act in the Registration Statement on SEC Form S-4, as amended, Registration No. _________ ("Registration Statement") as filed with the SEC, and have received a copy of the proxy/prospectus filed as part of the Registration Statement. However, I have also been advised that any public offering or sale by me of any of the Shares will, under current law, require either (i) the further registration (by amendment of such Form S-4 or otherwise) under the Act of the Shares to be sold or (ii) compliance with Rule 145 promulgated under the Act or (iii) the availability of another exemption from such registration.

         I agree that notwithstanding any provision herein or contained in the Agreement and Plan of Reorganization that I will not sell, transfer, or otherwise dispose of any of the Shares unless Simmons has made public disclosure of financial results reflecting 30 days' of post-Merger combined operations of ABA and Simmons within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Simmons has agreed to make the required public disclosure of financial results as set out above as soon as feasible after the Merger is consummated. In addition, I hereby represent and warrant to Simmons that I have not made any sales of ABA or Simmons common stock during the 30-day period immediately preceding the date hereof and I further agree not to engage in any such sales prior to the Merger, nor have I pledged or will I pledge any Simmons or ABA common stock to secure any obligation during such period.

         I represent and warrant to Simmons that:

         1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Shares, to the extent I felt necessary, with my counsel or counsel for ABA.

         2. I have been informed by Simmons that any distribution by me of the Share has not been registered under the Act and that the Shares must be held by me indefinitely until (i) such distribution of the Shares has been registered under the Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Act, or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Shares.

         3. I have been informed by Simmons that it is required to file periodic reports with the SEC and the NASDAQ and that certain sales of the Shares by me may not be required to be registered under the Act by virtue of Rule 145 promulgated by the SEC under the Act, provided that such sales are made in accordance with all of the terms and conditions of such Rules, including among other things the following:

                  (a) The amount of Simmons Common Stock sold by me pursuant to Rule 145 during any period of three months cannot exceed the greater of (i) one percent of the total outstanding Simmons Common Stock or (ii) the average reported weekly trading volume on NASDAQ during the four week period immediately preceding receipt of the order by the broker to execute the transaction. In computing the foregoing quantity limit it is necessary to count sales not only by me but also by certain immediate family members and other related persons and others with whom I may act in concert.

                  (b) Sales must be made in brokers' transactions as defined by the SEC Rule 144 (certain provisions of which are incorporated by reference into Rule 145).

                  (c) No sales may be made under the Rule unless Simmons has filed all SEC reports required to be filed by Simmons.

         4. I understand that Simmons is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf.


         5. I understand and agree that stop transfer instruction will be issued with respect to the Shares and there will be placed on the certificates representing such Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

         "The shares represented by this Certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended, (the "1933 Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to gove effect to any attempted sale, transfer or assignment, except pursuant to (i) a registration statement then in effect under the 1933 Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of said Rule 145 reasonably satisfactory to it or (iii) a transaction which, in the opinion of counsel for the Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each cse reasonably satisfactory in form and substance to the issuer, is exempt from the registration requirements of the 1933 Act. The restrictions of this paragraph shall become null and void and this paragraph shall have no effect on and after _____________."

         6. I have been informed by Simmons that if I propose to sell to any of these Shares pursuant to Rule 145, and if such sale would be permitted under the terms of this letter, Simmons will, upon my written request, supply me with the following:

                  (a) A statement as to whether Simmons has complied with the provisions of Rule 145 regarding filing of SEC reports as a condition to sales made pursuant to that Rule;

                  (b) A confirmation as to the number of shares of Simmons Common Stock outstanding as shown by the most recent report or statement published by it; and

                  (c) Simmons' taxpayer identification number and SEC file number.

         I have carefully read this letter and have had an adequate opportunity to review the Merger Agreement and understand the requirements and the limitations imposed upon the distribution, sale, transfer, or other disposition of ABA common stock or Shares of Simmons.



                                                     Sincerely,